Exhibit 99.1

 Enterasys Reports 3.6 Percent Revenue Growth in the Fourth Quarter,
       Expects Profitability and Annual Revenue Growth in 2005

    ANDOVER, Mass.--(BUSINESS WIRE)--Feb. 10, 2005--

    O'Brien named executive chairman; Aslett assumes role of chief executive officer

    Enterasys Networks Inc. (NYSE: ETS), the Secure Networks
Company(TM), today announced financial results for its fourth quarter and fiscal year ended January 1, 2005. Enterasys also announced that President Mark Aslett has assumed the additional role of chief executive officer formerly held by William K. O'Brien, who has been named executive chairman.

    Fourth-Quarter Results

    The Company's net revenue for the fourth quarter of 2004 increased
3.6 percent to $90.5 million from $87.4 million for the preceding quarter. Net loss for the fourth quarter was $10.4 million, or $0.05 per share, compared with a net loss of $5.8 million, or $0.03 per share, for the third quarter of 2004. The Company's fourth-quarter net loss included the impact of restructuring and shareholder litigation settlement charges totaling $5.5 million, or $0.03 per share. Excluding these charges, the net loss was slightly better than expectations.
    Gross margin for the fourth quarter of 2004 was 53.2 percent, compared with 53.4 percent for the third quarter. Product gross margin improved to 51.1 percent in the fourth quarter from 49.5 percent in the preceding quarter. Product gross margin has increased 4.3 percentage points since the first quarter of 2004.

    Comments on the Fourth Quarter

    "In the year since we launched Secure Networks(TM), customers, partners and industry analysts have come to recognize Enterasys as the market leader in network-based security," said Aslett. "As a result, when compared with the third quarter of 2004, product revenue increased 4.3 percent and new Secure Networks products represented 68 percent of total product shipments this quarter, an increase of 22 percent. Revenue from our global partners grew for the fourth consecutive quarter to approximately 13 percent of total revenue.
    "Our refreshed product and solutions portfolio continues to win new customers for Enterasys," Aslett said. "In the fourth quarter, revenue from new customers grew to approximately 17 percent of total revenue--up from 15 percent in the third quarter and our fourth consecutive quarterly increase. For the full year, new customers contributed 14 percent of total revenue, up from approximately 10 percent in 2003."

    Outlook

    "We are pleased with the progress Enterasys has made in 2004, and we look forward to accelerated growth in the year ahead," said Aslett.
    For the first quarter of 2005, the Company is projecting modest growth in product revenue and a 10-to-15 percent decline in service revenue. Total first-quarter revenue is expected to be roughly flat with the fourth quarter.
    For full year 2005, Enterasys expects to see product revenue increase greater than 10 percent over 2004. In terms of overall revenue, the Company anticipates producing annual growth in excess of 5 percent over 2004. On that basis, Enterasys expects to achieve profitability for the second half of the year.

    Executive Appointments

    Aslett, who joined the Company as president in April 2003 and was named chief operating officer in July 2004, succeeds O'Brien as chief executive officer, a position O'Brien held since April 2002. As executive chairman of Enterasys, O'Brien primarily will assist with strategic issues and serve as advisor to the Company's executive team.
    Commenting on Aslett's assuming the role of chief executive officer of Enterasys, O'Brien said, "I speak for the Board in expressing my confidence in Mark and his ability to take Enterasys to the next level. I believe the talented team we have in place, under Mark's leadership, will further advance the Company's position in the marketplace, and achieve its goals of profitability and revenue growth."

    Conference Call

    Enterasys Networks will hold a conference call today beginning at 5:00 p.m. EST to discuss the results. The live call will be available on the investor relations section of Enterasys' Web site at http://www.enterasys.com/corporate/ir/. The call also will be available for replay beginning at approximately 7:00 p.m. EST on February 10 through February 24, 2005. To access the replay, dial 888-286-8010 and enter pass code 73193736 or visit the investor relations section of Enterasys' Web site at http://www.enterasys.com/corporate/ir/.

    About Enterasys Networks

    Enterasys Networks is the Secure Networks Company, providing enterprise customers with innovative network infrastructure products, services and solutions that deliver the security, productivity and adaptability benefits required by Global 2000 organizations. For more information on Enterasys Secure Networks and the company's products, including multilayer switches, core routers, WAN routers, wireless LANs, network management, and intrusion defense systems, visit www.enterasys.com.

    This news release contains forward-looking statements regarding future events, activities and financial performance, such as management's expectations regarding future revenue, cash flow and profitability; strategic relationships and market opportunities; product development; and other business strategies and objectives. These statements may be identified with such words as "we expect," "we believe," "we anticipate," or similar indications of future expectations. These statements are neither promises nor guarantees, and actual future financial performance, events and activities may differ materially. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. We expressly disclaim any obligation to update such statements publicly to reflect changes in the expectations, assumptions, events or circumstances on which such statements may be based or that may affect the likelihood that actual results will differ materially.

    Some risks and uncertainties that may cause actual results to differ materially from these forward-looking statements include, but are not limited to: worldwide and regional economic uncertainty and recent political and social turmoil may continue to negatively affect our business and revenue; we have a history of losses in recent years and may not operate profitably in the future; our quarterly operating results may fluctuate, which could cause us to fail to meet quarterly operating targets and result in a decline in our stock price; we earn a substantial portion of our revenue for each quarter in the last month of each quarter, which reduces our ability to accurately forecast our quarterly results and increases the risk that we will be unable to achieve previously forecasted results; we continue to introduce new products, and if our customers delay product purchases or choose alternative solutions, or if sales of new products are not sufficient to offset declines in sales of older products, our revenue could decline, we may incur excess and obsolete inventory charges, and our financial condition could be harmed; we may be unable to upgrade our indirect distribution channels or otherwise enhance our selling capabilities, which may hinder our ability to grow our customer base and increase our revenue; we have experienced significant changes in senior management and our current management team has been together for only a limited time, which could limit our ability to achieve our objectives and effectively operate our business; there is intense competition in the market for enterprise network equipment, which could prevent us from increasing our revenue and achieving profitability; a portion of the enterprises we sell to rely in whole or in part on public funding and often face significant budgetary pressure, and if these customers must delay, reduce or forego purchasing from us, our revenues could be harmed; we depend upon a limited number of contract manufacturers for substantially all of our manufacturing requirements, and the loss of any of our primary contract manufacturers would impair our ability to meet the demands of our customers; and those additional risks and uncertainties discussed in our most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended January 3, 2004 and our quarterly report on Form 10-Q for the third fiscal quarter ended October 2, 2004.


ENTERASYS NETWORKS, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
                         Three    Three    Three    Twelve     Twelve
                        Months   Months   Months    Months     Months
                         Ended    Ended    Ended     Ended      Ended
                       Jan. 1,  Oct. 2,  Jan. 3,   Jan. 1,    Jan. 3,
                          2005     2004     2004      2005       2004
                      --------- ----------------- --------- ----------
Net revenue:
  Product              $67,844  $65,058  $74,893  $263,125   $300,119
  Services              22,697   22,352   28,396    93,754    114,419
                      --------- -------- -------- --------- ----------
    Total revenue       90,541   87,410  103,289   356,879    414,538
Cost of revenue:
  Product               33,166   32,832   34,111   134,279    159,186
  Services               9,190    7,864   11,327    36,846     46,977
                      --------- -------- -------- --------- ----------
    Total cost of
     revenue            42,356   40,696   45,438   171,125    206,163

      Gross margin      48,185   46,714   57,851   185,754    208,375

Operating expenses:
  Research and
   development          15,979   17,685   20,701    73,808     84,187
  Selling, general
   and administrative(a)39,955   34,030   40,167   161,961    173,933
  Amortization of
   intangible assets       929      929    1,598     4,385      6,503
  Impairment of
   intangible assets(b)      -        -        -     8,734          -
  Shareholder
   litigation expense(c)   625        -        -       625     15,900
  Restructuring and
   other charges         4,870    5,872      991    16,635     17,532
                      --------- -------- -------- --------- ----------
    Total operating
     expenses           62,358   58,516   63,457   266,148    298,055
                      --------- -------- -------- --------- ----------

       Loss from
        operations     (14,173) (11,802)  (5,606)  (80,394)   (89,680)

Interest income, net       834      626      962     3,110      5,132
Other income
 (expense), net          1,282    2,980   (4,291)   (4,954)   (27,354)
                      --------- -------- -------- --------- ----------
Loss before income
 taxes                 (12,057)  (8,196)  (8,935)  (82,238)  (111,902)
Income tax (benefit)
 expense                (1,688)  (2,389)       -   (11,104)       749
                      --------- -------- -------- --------- ----------
    Net loss           (10,369)  (5,807)  (8,935)  (71,134)  (112,651)

Accretive dividend and
 accretion of discount
 on preferred  shares        -        -        -         -     (2,192)
                      --------- -------- -------- --------- ----------
    Net loss
     available to
     common
     shareholders     $(10,369) $(5,807) $(8,935) $(71,134) $(114,843)
                      ========= ======== ======== ========= ==========

Basic and diluted net
 loss available to
 common shareholders    $(0.05)  $(0.03)  $(0.04)   $(0.33)    $(0.56)
                      ========= ======== ======== ========= ==========

Basic and diluted weighted
 average number of common
   shares outstanding  217,983  217,840  208,777   217,594    205,009
                      ========= ======== ======== ========= ==========


(a) The quarter ended October 2, 2004 included a benefit of $4.7 million for expected proceeds of $3.5 million from an arbitration settlement regarding lease and loan guarantees and $1.2 million from a bad debt bankruptcy recovery.

(b) During the first quarter of fiscal year 2004, the Company recorded an impairment charge of $8.7 million related to the write-down of patents and technology intangible assets recorded in connection with the Company's fiscal year 2001 acquisition of Indus River Networks.

(c) For the quarter ended January 1, 2005, the Company recorded a shareholder litigation charge of $625,000 reflecting the $10.5 million settlement cost of the outstanding shareholder litigation filed in 1997 against its former parent, Cabletron Systems, Inc., and certain of its directors and officers net of proceeds of certain insurance policies of the Company. For the year ended January 3, 2004, the Company recorded a shareholder litigation charge of $15.9 million reflecting the $50.4 million settlement cost of the outstanding shareholder litigation in connection with the financial restatements for the 2001 fiscal and transition years net of cash proceeds of $34.5 million from certain of its insurers.


ENTERASYS NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
                                                     Jan. 1,   Jan. 3,
                                                       2005      2004
                                                   --------- ---------
                      ASSETS
                                                                  (a)
Current assets:
  Cash and cash equivalents                         $84,397  $136,801
  Marketable securities                              35,022    29,851
  Accounts receivable, net                           29,088    37,541
  Inventories, net                                   27,200    29,049
  Income tax receivable                               1,732       595
  Insurance receivable (b)                           11,008         -
  Prepaid expenses and other current assets          18,334    18,497
                                                   --------- ---------
    Total current assets                            206,781   252,334

Restricted cash, cash equivalents and marketable
 securities                                           5,357    18,693
Long-term marketable securities                      30,596    35,803
Investments                                             388    11,417
Property, plant and equipment, net                   27,828    37,881
Goodwill                                             15,129    15,129
Intangible assets, net                                4,234    17,353
                                                   --------- ---------
    Total assets                                   $290,313  $388,610
                                                   ========= =========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $28,841   $39,738
  Accrued compensation and benefits                  23,574    26,832
  Other accrued expenses                             19,001    24,114
  Accrued legal and litigation costs                 12,945     8,338
  Accrued restructuring charges                       9,528     6,407
  Deferred revenue                                   33,136    41,187
  Customer advances and billings in excess of
   revenues                                          11,341     7,323
  Income taxes payable                               32,427    44,275
                                                   --------- ---------
    Total current liabilities                       170,793   198,214

  Deferred revenue-long term                          6,214     6,217
  Accrued restructuring charges-long term             3,568     4,118
                                                   --------- ---------
    Total liabilities                               180,575   208,549

Stockholders' equity                                109,738   180,061
                                                   --------- ---------
    Total liabilities and stockholders' equity     $290,313  $388,610
                                                   ========= =========

(a) The Balance Sheet at January 3, 2004 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

(b) On January 18, 2005 Enterasys announced that it has entered into an agreement in principle to settle shareholder litigation filed in 1997 against its former parent, Cabletron Systems, Inc., and certain Cabletron directors and officers. Under the terms of the agreement, Enterasys has agreed to pay $10.5 million. The Company expects all but approximately $625,000 of this amount to be funded by the proceeds of certain insurance policies of the Company.


ENTERASYS NETWORKS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

                        Three    Three     Three    Twelve     Twelve
                       Months   Months    Months    Months     Months
                        Ended    Ended     Ended     Ended      Ended
                       Jan. 1,  Oct. 2,   Jan. 3,   Jan. 1,    Jan. 3,
                         2005     2004      2004      2005       2004
                     --------- -------- --------- --------- ----------
Cash flows from
 operating activities:
  Net loss           $(10,369) $(5,807)  $(8,935) $(71,134) $(112,651)
  Adjustments to reconcile net
   loss to net cash provided
   by (used in) operating
   activities:
    Depreciation and
     amortization       5,522    5,407     7,552    22,851     31,257
    Provision for
     recoveries on
     accounts receivable (499)  (1,945)   (2,212)   (3,444)    (7,852)
    Provision for
     inventory
     write-downs        3,065    1,422     1,599    13,816     12,246
    (Gain) loss on
     minority investments(748)    (154)    3,290     8,698     27,775
    Impairment of
     intangible assets and
     property, plant and
     equipment              -        -         -     9,188          -
    Common stock
     commitment relating
     to shareholder
     litigation             -        -         -         -     33,000
    Non-cash tax
     benefit           (2,136)  (2,167)        -   (12,049)         -
    Other, net            343   (2,589)    2,104    (2,458)     2,336
    Changes in
     operating
     assets and
     liabilities       (1,084)  (8,177)   24,673   (28,586)    19,322
                     --------- -------- --------- --------- ----------
      Net cash
       provided by
       (used in)
       operating
       activities      (5,906) (14,010)   28,071   (63,118)     5,433
                     --------- -------- --------- --------- ----------

Cash flows from investing activities:
    Capital expenditures
     and purchases
     of intangible
     assets              (679)  (1,972)   (5,379)   (8,783)   (18,589)
    Purchase and
     sales of
     marketable
     securities        18,200    6,585    19,248    12,894     91,653
    Other investing
     activities         2,260     (805)     (965)    2,979      1,423
                     --------- -------- --------- --------- ----------
      Net cash
       provided by
       (used in)
       investing
       activities      19,781    3,808    12,904     7,090     74,487
                     --------- -------- --------- --------- ----------

Cash flows from financing activities:
    Proceeds from notes
     receivable             -        -         -         -      4,950
    Proceeds from
     employee stock
     plans                 90      540     1,688     3,592     12,436
    Net payments for
     redemption of
     Series D and E
     Preferred Stock        -        -         -         -    (96,814)
                     --------- -------- --------- --------- ----------
      Net cash provided
       by(used in)
       financing
       activities          90      540     1,688     3,592    (79,428)
                     --------- -------- --------- --------- ----------

Effect of exchange
 rate changes on cash     657     (246)     (875)       32        116
                     --------- -------- --------- --------- ----------

Net increase
 (decrease) in cash
 and cash equivalents  14,622   (9,908)   41,788   (52,404)       608
Cash and cash
 equivalents at
 beginning of period   69,775   79,683    95,013   136,801    136,193
                     --------- -------- --------- --------- ----------
Cash and cash
 equivalents at end
 of period            $84,397  $69,775  $136,801   $84,397   $136,801
                     ========= ======== ========= ========= ==========


ENTERASYS NETWORKS, INC.
REVENUE BY REGION
(In thousands)
(Unaudited)
                                  Three months ended
                  ---------------------------------------------------
                  January 1, 2005   October 2, 2004  January 3, 2004
                  ---------------- ---------------- -----------------
                  Revenue  Percent Revenue  Percent  Revenue  Percent
                  -------- ------- -------- ------- --------- -------

North America     $42,854    47.3% $45,156    51.6%  $50,093    48.5%
Europe, Middle
 East and Africa   32,677    36.1%  31,174    35.7%   37,287    36.1%
Asia Pacific        6,938     7.7%   5,856     6.7%    8,901     8.6%
Latin America       8,072     8.9%   5,224     6.0%    7,008     6.8%
                  -------- ------- -------- ------- --------- -------
      Total net
       revenue    $90,541   100.0% $87,410   100.0% $103,289   100.0%
                  ======== ======= ======== ======= ========= =======


                                            Twelve months ended
                                   -----------------------------------

                                    January 1, 2005   January 3, 2004
                                   ----------------- -----------------
                                    Revenue  Percent  Revenue  Percent
                                   --------- ------- --------- -------

North America                      $172,727    48.4% $204,510    49.3%
Europe, Middle East and Africa      126,973    35.6%  136,674    33.0%
Asia Pacific                         30,770     8.6%   47,479    11.5%
Latin America                        26,409     7.4%   25,875     6.2%
                                   --------- ------- --------- -------
      Total net revenue            $356,879   100.0% $414,538   100.0%
                                   ========= ======= ========= =======

    CONTACT: Enterasys Networks
             Financial Analysts:
             Kristen Sheppard, Esq.
             Investor-relations@enterasys.com
             or
             News Media:
             Kevin Flanagan, 978-684-1473
             kflanaga@enterasys.com